COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS AGGRESSIVE GROWTH FUND AND THE STANDARD
& POOR'S 500 COMPOSITE STOCK PRICE INDEX

EXHIBIT A:

                    STANDARD           DREYFUS
                  & POOR'S 500        AGGRESSIVE
 PERIOD          COMPOSITE STOCK        GROWTH
                  PRICE INDEX*           FUND

9/29/95                    10,000          10,000
11/30/95                   10,401          11,504
2/29/96                    11,064          16,744
5/31/96                    11,627          21,896
8/31/96                    11,391          18,168
11/30/96                   13,298          15,216
2/28/97                    13,957          15,656
5/31/97                    15,050          14,608
8/31/97                    16,019          16,056

*Source: Lipper Analytical Services, Inc.